Exhibit 99.1

News Release

Monday, March 27, 2006

Gannett Board Elects New Director

McLEAN, VA – Arthur H. Harper, retired President and Chief Executive Officer of General Electric’s Equipment Services division, has been elected to the Board of Directors of Gannett Co., Inc. (NYSE: GCI) effective March 31, 2006, the company announced today.

“Art is well respected in the world of business and finance, so we are extremely pleased that he chose to join Gannett’s Board after his outstanding career at GE,” said Craig A. Dubow, Gannett’s President and Chief Executive Officer. “His experience and character will be strong assets to Gannett.”

Harper served in various roles at GE beginning in 1984 until December 2005. He currently serves on the boards of Stamford Achieves and Yerwood Community Center, Stamford, CT and The Executive Leadership Council, Washington, DC.

With Harper’s election, Gannett has eleven directors.

Gannett Co., Inc. is a leading international news and information company that publishes 91 daily newspapers in the USA, including USA TODAY, the nation’s largest-selling daily newspaper. The company also owns more than 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 21 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

For more information, contact:

Tara Connell

Vice President of Corporate Communications

703-854-6049

tjconnel@gannett.com

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